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                                                                    Exhibit 99.1

                   [LETTERHEAD OF HOST MARRIOTT APPEARS HERE]

Contact:                               Greg J. Larson
                                       Senior Vice President, Investor Relations
                                       Host Marriott Corporation
                                       (301) 380-2076

HOST MARRIOTT ANNOUNCES NEW CREDIT FACILITY

BETHESDA, MD; June 14, 2002 -- Host Marriott Corporation (NYSE:HMT), today announced that it successfully completed the syndication of a new bank credit facility replacing its prior credit line. The new credit facility provides the Company with an aggregate revolving loan commitment amount of up to $400 million.

         The new facility is led by Deutsche Bank Trust Company Americas and Bank of America, N.A. The loan has an initial maturity of June 2005, with an option to extend for an additional year if certain conditions are met. The facility will bear interest at a floating rate. There are currently no amounts outstanding under the new facility.

         Robert E. Parsons, Jr., executive vice president and chief financial officer, commented, "We are extremely pleased with this transaction. The new credit facility has an initial maturity which is two years beyond the maturity of the credit facility it replaced. While pricing on the new credit facility is comparable to the facility it replaced, we have achieved much greater flexibility."

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         Mr. Parsons added, "Coupled with the significant cash balances that we are currently holding, this new facility will enable us to take advantage of expected future opportunities. Our credit facility, which was significantly oversubscribed and included a syndicate of fourteen lending institutions, confirms Host Marriott's ongoing ability to access the capital markets."

          Host Marriott is a Fortune 500 lodging real estate company that currently owns or holds controlling interests in 122 upscale and luxury hotel properties primarily operated under premium brands such as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Swissotel and Hilton. For further information, please visit the Company's website at www.hostmarriott.com .

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